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                                                                    EXHIBIT 99.2


NORTHERN BORDER PARTNERS, L.P.

(In millions, except per unit information)

Reconciliation of EBITDA to Net Income (Loss)

                                                                  Gas
                                                              Gathering              Interstate
                                                                  and                Natural Gas
                                       Consolidated           Processing              Pipelines            Coal Slurry
                                   -------------------     ------------------     -----------------     -----------------
                                      Low        High        Low        High       Low        High       Low        High
                                   -------------------     ------------------     -----------------     -----------------
EBITDA                               $343        $346        $58         $60      $284        $285        $7          $7
   Minority Interest                  (45)        (45)         0           0       (45)        (45)        0           0
   Interest Expense, Net              (79)        (79)        (1)         (1)      (48)        (48)        0           0
   Depreciation and Amortization
      Expense                         (82)        (82)       (14)        (14)      (66)        (66)       (2)         (2)
   Income Taxes                        (6)         (6)         1           1        (6)         (6)       (1)         (1)
                                   -------------------     ------------------     -----------------     -----------------
        Net Income before
           Impairment Charges        $131        $134        $44         $46      $119        $120        $4          $4
   Impairment Charges                (219)       (219)      (219)       (219)        0           0         0           0
                                   -------------------     ------------------     -----------------     -----------------
Net Income (Loss)                    $(88)       ($85)     $(175)      $(173)     $119        $120        $4          $4
                                   ===================     ==================     =================     =================

Reconciliation of EBITDA to
   Distributable Cash Flow

                                       Consolidated
                                   -------------------
                                      Low        High
                                   -------------------
EBITDA (from above)                  $343        $346
   Interest Expense, Net              (79)        (79)
   Maintenance Capital                (18)        (19)
   Distributions to
      Minority Interest               (46)        (46)
   Current Income Taxes                (3)         (3)
                                   -------------------
Distributable Cash Flow              $197        $199
                                   ===================

Distributable Cash
   Flow (from above)                 $197        $199
Distributions to General
   Partners                            11          11
                                   -------------------
Distributable Cash Flow
   to Limited Partners               $186        $188
                                   ===================

Average Units Outstanding            45.4        45.4
                                   ===================

Distributable Cash to Limited
   Partners per Unit                $4.10       $4.15
                                   ===================

Distribution Rate                   $3.20       $3.20
                                   ===================